PROSPECTUS SUPPLEMENT NO. 1                     FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED APRIL 30, 1998)               COMMISSION FILE NO. 333-49577


                                 930,000 SHARES
                              AETRIUM INCORPORATED
                                  COMMON STOCK

                             -----------------------

         This Prospectus Supplement (the "Supplement") supplements the prospectus dated April 30, 1998 (the "Prospectus") relating to 930,000 shares of Common Stock, par value $0.001 per share (the "Common Stock"), of Aetrium Incorporated (the "Company"), that may be offered for sale for the account of certain shareholders of the Company, their respective pledgees, donees, transferees or other successors in interest, as stated therein under the heading "Selling Shareholders." This Supplement is being filed to update the table of Selling Shareholders in the Prospectus with respect to a recent transfer of the Company's Common Stock by one of the Selling Shareholders. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. This Supplement is qualified by reference to the Prospectus except to the extent that the information contained herein supersedes the information contained in the Prospectus. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.


                              SELLING SHAREHOLDERS

         The table of Selling Shareholders in the Prospectus lists Stanley Droch, Trustee UAD 12/22/83 Etess Children Irrevocable Trust for the benefit of Lori Ida Etess (the "Etess Children Trust"), as the beneficial owner of 6,120 shares of Common Stock (the "Registered Shares"). The Registered Shares have been transferred to the sole beneficiary of the Etess Children Trust, Lori Ida Etess ("Etess"), who subsequently sold 5,000 of the Registered Shares to the Company and the remaining 1,120 shares have been registered in the name of Etess. Accordingly, the table of Selling Shareholders is amended to reflect the foregoing transfer of the Registered Shares.


          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 18, 1998